Exhibit 10.23



EMPLOYMENT AGREEMENT

           This Agreement, executed and delivered as of January 1, 1995, by and between ALAMCO, INC., a Delaware corporation (the "Company"), with its principal offices at 200 West Main Street, Clarksburg, West Virginia 26301, and BRIDGET D. FURBEE, (the "Executive");

WITNESSETH THAT:

WHEREAS, the Executive is currently employed by the Company and the Company wishes to continue to employ the Executive and the Executive wishes to be so employed; and

WHEREAS, the execution and delivery of this Agreement has been duly authorized by the Board of Directors of the Company (the "Board");

NOW, THEREFORE, the parties hereto, intending to be legally mutually bound, do hereby covenant and agree as follows:

1.         Employment.

           The Company hereby employs the Executive as its Vice President of Administration and Legal Affairs, and the Executive agrees to be so employed, on the terms and conditions set forth herein.

2.         Term.

           The term of the Executive's employment under this Agreement shall commence on January 1, 1995 and end on December 31, 1996. Such term shall be automatically renewed effective as of January 1, 1997, and each biennial (every two years) anniversary thereof for additional given consecutive terms of two (2) years unless notice of termination is given by either party to the other party no less than ninety (90) days prior to January 1, 1997, or any such biennial anniversary, subject to earlier termination as provided herein, including Sections 7, 8 and 9 hereof.

3.         Duties.

           The Executive shall perform all the duties commonly performed by a Vice President of Administration and Legal Affairs of the Company, and shall be subject to such further instructions as may be issued from time to time within the general scope of those duties by the Board or its designated representative. The Executive shall devote all her time, energies, and skills to such duties during the term hereof.

4.         Compensation.

           (a) Base Salary. In consideration of the services to be rendered by the Executive to the Company hereunder, the Company shall pay the Executive an annual salary of $69,500, subject to any adjustments as may be mutually agreed upon by the Executive and the Board.

           (b)  Other Benefits.

           In addition to the foregoing, the Company shall:

                (i) reimburse the Executive for all expenses reasonably incurred by the Executive in connection with performance of her duties on the Company's behalf, including, without limitation, expenses incurred for travel, lodging, and reasonable business entertainment; and

                (ii) continue in effect the grant of stock options previous-ly awarded the Executive in the aggregate amount of 25,000 shares.

5.         Location.

           The Executive shall perform her duties hereunder generally in, and shall not be obligated to maintain an office in any other place than, Clarks-burg, West Virginia, or its environs, unless the Company's principal place of business shall be maintained elsewhere; provided; however, that the Executive shall conduct such travel outside of Clarksburg as may be reasonably necessary in connection with the performance of her duties hereunder.

6.         Trade Secrets.

           (a) Acknowledgements. The Executive acknowledges that she has heretofore acquired and hereafter anticipates acquiring detailed knowledge of the Company's business and affairs. In view of the nature of the services the Executive is capable of performing for the Company, the Executive also acknowl-edges that those services will have peculiar value to the Company, the loss of which cannot be adequately compensated by money damages.

           (b) Nondisclosure. The Executive therefore shall not, during the term of her employment hereunder or thereafter, divulge to any third party information obtained in the course of her employment including, without limita-tion, any information concerning the Company's business, operations, affairs, rates, investors, customers, geological data, well logs, well locations, acreage, reserves of gas or oil, finances, and plans or policies to the extent the same are not already matters of public knowledge.

           (c) Confidentiality. All such information shall be regarded as secret, confidential, and proprietary to the Company and shall be used by the Executive for no other purpose than to pursue the Company's business and affairs.

           (d) Non-competition. In view of her unique skills and knowledge, the Executive shall not, without the Company's express prior written consent, during the term hereof or, unless otherwise agreed to in writing by the Board, for a period of time equal to the lesser of (a) one (1) year following the termination or expiration of this Agreement or any renewal or extension hereof, or (b) the period during which the Executive is receiving severance payments from the Company pursuant to Sections 8 or 10 hereof, engage in any business (as proprietor, officer, director or shareholder) which is competitive with the Company's oil and gas business; provided, however, that the foregoing provision shall not prohibit the Executive from investing in a publicly held company in which she owns less than one percent (1%) of the equity; and provided further that the foregoing provision shall not apply in the event the Executive's employment hereunder shall terminate or be terminated as a result of or in connection with a Change in Control as defined in Section 8.2 hereof.

           (e) Equitable Relief. If the Executive competes with the Company in violation of Section 6(d) hereof or discloses or threatens to disclose any of the information described in Section 6(b) concerning the Company, the Company shall be deemed to be subject to irreparable injury and shall be entitled to immediate injunctive or other similar equitable relief to restrain the Executive from so competing with the Company or from so disclosing its proprietary information to a third party, including any competitor of the Company. The foregoing relief shall be in addition to any other remedies to which the Company may be entitled under law.

7.         Termination for Cause; Resignation.

           If at any time during the term hereof or any extension or renewal hereof the Company's Board shall determine that the Executive has engaged in willful misfeasance or malfeasance, disregard of her duties, or negligence related to the performance of her duties, any one of which conditions shall be deemed cause for dismissal, the Company shall promptly so advise the Executive in writing, giving details of the alleged errors or omissions. The Executive shall then be accorded a reasonable opportunity to refute the allegations, including the right to meet with the full Board or an appropriate committee thereof. The Executive shall be entitled to be represented at any such meeting by legal counsel. In the event that the Board continues to be of the opinion that the Executive has given cause for dismissal, it may forthwith terminate her employment. In the event the Executive is terminated for cause, or in the event the Executive resigns under circumstances other than those described in Section 8 or Section 9, this Agreement shall immediately terminate and the Executive shall be entitled only to her salary and other benefits accrued through the date of termination.

8.         Termination by the Company Other than for Cause.

           (a) The Executive recognizes that the Company, acting through its Board, has the legal right to remove her as Vice President of Administration and Legal Affairs, either by termination of her employment or reassignment to a position other than Vice President of Administration and Legal Affairs, if the best interests of the Company will be served. However, should such a removal either by termination or reassignment occur (unless the reassignment is to another position of comparable executive status as designated by the Board or appropriate committee thereof for the unexpired portion of the term of this Agreement or any renewal hereof), not constituting a termination for cause under
Section 7 above or not in connection with death or disability under Section 9, or should the Executive resign from her employment with the Company at any time within six (6) months following occurrence of a Change in Control (as defined in Section 8(b)), the Executive shall be entitled to receive in full satisfaction of the Company's obligations hereunder (in addition to such other benefits as may be payable to the Executive): (a) as severance pay, an amount equal to one
(1) times the salary under Section 4(a) as in effect on the date of such removal or Change in Control, as the case may be, payable within five (5) business days of such event.

           (b) For purposes hereof, the term "Change in Control" shall mean a change in control of the Company of the nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, (the "Exchange Act"); provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if, on or after the date hereof, any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of the securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities (determined without regard to any contrac-tual restrictions limiting any stockholder in the exercise of voting rights with respect to voting securities).

9.         Death or Disability.

           (a) If during the period of employment hereunder the Executive shall have become disabled through illness or otherwise from performing her duties hereunder, the Executive shall be entitled to a leave of absence with full compensation for the duration of any such disability, reduced dollar for dollar by the amount of any disability benefits paid to the Executive in accor-dance with any disability policy or program of the Company for a period of up to but not exceeding eight (8) consecutive months.

           (b) If the Executive shall have become permanently disabled, or if employment hereunder terminates by reason of the Executive's death, all future obligations of the Company hereunder shall, at the Company's election, cease; provided, however, that any and all benefits and rights theretofore vested under any pension, savings, profit-sharing, or insurance plan of the Company shall remain unimpaired thereby.

           (c) If the Executive's death shall have occurred after the termina-tion of employment hereunder and if, but for her death, the Executive would have been entitled to receive additional payments hereunder in respect of her employment, such payments shall thereafter be paid as the Executive's last will and testament shall direct, or failing such direction, to the Executive's estate.

10.        Failure to Renew.

           If the Company shall fail to agree to extend the term of this Agreement pursuant to Paragraph 2 hereof upon the expiration of its term, the Executive shall be entitled to receive as severance pay (in addition to such other benefits as may be payable to the Executive) an amount equal to one-half (1/2) times the annual salary under Section 4(a) as in effect on the date of such expiration, payable within five (5) business days of such expiration.

11.        Vacation.

                During each calendar year of the term hereof, the Executive shall be entitled to four (4) weeks vacation and three (3) days of personal leave with pay. The Executive shall select such vacation periods with reason-able regard to the needs of the business of the Company.

12.        Employee Plan.

                Nothing contained herein shall prevent the Executive from participation in any plan that may be provided by the Company for the benefit of its executives or employees and for which the Executive may qualify. Benefits under any such plan shall be determined in accordance with the respective provisions thereof.

13.        No Assignment or Attachment.

                This Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by the Executive or by the Company and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation or the levy of any execution, attachment or similar process thereon shall be null and void and without effect.

14.        Insurance.

                The Executive shall be included within and covered by the presently effective group health and accident insurance policies maintained by the Company or such other plans as may in the future be made available to executive officers of the Company.

15.        Successors and Assigns.

                This Agreement shall be binding on and inure to the benefits of the parties hereto and their respective successors, heirs and assigns; provided, however, that neither party may assign her or its rights hereunder without the other's express prior written consent.

16.        Notices.

                Any notice required to be given hereunder shall be sufficient if in writing and submitted by first class mail, postage prepaid, if to the Executive to her as follows:

Bridget D. Furbee
808 Stout Street
Bridgeport, West Virginia    26330

and if to the Company, to it at the address first above written, attention Chief Executive Officer.

17.        Effect of Prior Agreements.

                This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company and the Executive.

18.        Amendment.

                Any amendment hereof or supplement hereto shall be in writing and signed by the parties hereto.

19.        Severability.

                Any provision of this Agreement that is invalid, illegal, or unenforceable in any respect in any jurisdiction shall be, as to such juris-diction, ineffective to the extent of such invalidity, illegality, or unenfor-ceability without affecting the remaining provisions hereof; and any such invalidity, illegality, or unenforceability in any such jurisdiction shall not invalidate or in any way affect the validity, legality or enforceability of such provision in any other jurisdiction.

20.        Governing Law.

                This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of West Virginia applicable to contracts made in such state by residents thereof and to be performed entirely within such state.

21.        Arbitration.

                Any controversy or claim arising out of or relating to this Agreement, shall be settled by arbitration in the City of Pittsburgh, Pennsyl-vania. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their respective hands and seals the day and year first above written.


            ATTEST:

            (CORPORATE SEAL)                          ALAMCO, INC.



            By:  /s/ Jane Merandi                     By:  /s/ John L. Schwager
            Secretary                                 President and
                                                      Chief Executive Officer


                                                      EXECUTIVE



                                                      /s/ Bridget D. Furbee